RAYONIER ADVANCED MATERIALS INCENTIVE STOCK PLAN

SUPPLEMENTAL TERMS APPLICABLE TO THE
2023 EQUITY AWARD GRANT
A.     Purpose.
The purpose of this supplemental terms agreement (these “Supplemental Terms”) is to identify certain conduct considered contrary to the best interests of the Company, and to obtain your agreement not to engage in that conduct, as a condition to your receiving an equity award in March, 2023 under the Rayonier Advanced Materials Incentive Stock Plan (the “Plan”). Such awards may include, without limitation, a grant of performance shares, restricted stock and/or stock options (your “2023 Award”). These Supplemental Terms clarify your obligations under Sections 14 and 15 of the Plan for your 2023 Award, shall apply to your Prior Awards and outline remedies available to the Company in the event of breaches or threatened breaches of those obligations, but shall not or be deemed to in any way waive, limit or modify the rights of the Company or the Committee under the Plan. Capitalized terms not otherwise defined herein have the definitions assigned to them in Annex A hereto, and capitalized terms not otherwise defined below or in Annex A to these Supplemental Terms shall have the same meaning as under the Plan and any other documents governing the 2023 Award.
B.     Detrimental Conduct.
In recognition of your role at the Company and the knowledge that you have gained about the Company’s legitimate and proprietary business interests, including your possession of Confidential Information, including Trade Secrets, and its substantial business, customer and employee relationships, you hereby agree to refrain from engaging in “Detrimental Conduct”, defined as any of the following conduct occurring at any time during the period of your employment with the Company and until the end of the twelve (12) months following the end of your employment:
i.in connection with the performance of your duties on behalf of the Company, committing an illegal act, including, but not limited to, embezzlement or misappropriation of Company funds, or willfully failing to comply with the policies and procedures of the Company as determined by the Committee;
ii.    except for actions taken on behalf of the Company, directly or indirectly, engaging in or assisting others in soliciting, persuading, hiring, recruiting, or attempting to solicit, persuade, hire or recruit, any person employed by or under contract with the Company (or who was employed by or under contract with the Company in the six-month period preceding the date of such prohibited contact); or
iii.engaging in any business, services or activities whatsoever, whether as an employee, director, consultant, advisor, agent, partner, joint venturer, sole proprietor, investor or stockholder, for or on behalf of, a business or enterprise engaged in researching, developing, manufacturing, distributing, marketing and/or selling dissolving wood pulp, including specialty fibers used in chemical applications, anywhere in the world (the foregoing being referred to as the “Non-Competition Restriction”). You agree and understand the Company competes on a worldwide basis, having sales offices internationally that cover geographic areas all over the world, sells the majority of its volume outside the United States, and has multiple foreign competitors, and that this Non-Competition Restriction shall apply worldwide because, for all of these and other reasons, the disclosure of the Company’s Confidential Information would be competitively harmful to the Company. The Non-Competition Restriction shall not apply, in each case, (1) to the extent of your status as a mere stockholder holding less than one percent (1%) of the outstanding shares of any such entity whose shares are

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listed and posted for trading on a recognized public stock exchange, or (2) if waived in a writing signed by the Company’s General Counsel, which waiver shall be granted or denied in the Company’s sole and absolute discretion; provided, however, that, in the event your employment with the Company is involuntarily terminated for reasons other than cause (as determined by the Committee), approval of a request for a waiver made by you shall not be unreasonably withheld. The Company will provide a response to any such waiver request with fifteen (15) days of receipt. Such a waiver by the Company’s General Counsel shall not operate or be construed as a waiver of (i) any other condition of or the Company’s rights under these Supplemental Terms; or (ii) subsequent breach by you.
You agree and understand that agreeing to the restrictive covenants set forth above is an essential requirement for your eligibility to receive the 2023 Award and that, but for your agreement to comply with these Supplemental Terms, you would not be eligible to receive the 2023 Award. Further, you expressly acknowledge that the restrictions herein are reasonable and necessary to protect the Company’s legitimate interests and its Confidential Information, including its Trade Secrets and substantial business and customer relationships.
C.     Condition to Grant.
Your acknowledgment of the application of these Supplemental Terms by signing below is a condition to the grant to you of the 2023 Award and will apply to all Awards and Award Shares.
D.     Consequences of Engaging in Detrimental Conduct.
Within 30 days after the Company sends written notice to you, at any time, following you engaging in any Detrimental Conduct described in sub-paragraphs B(i) or B(ii) above, you shall pay to the Company the Applicable Clawback Amount, as determined by the Company in accordance with these Supplemental Terms.
You acknowledge and agree that in the event of Detrimental Conduct by you, the Company may, in addition to requiring your payment of the Applicable Clawback Amount and exercising other rights and remedies existing in its favor at law or in equity, apply to a court of competent jurisdiction for specific performance and/or injunctive relief to enforce these Supplemental Terms, including the Non-Competition Restriction, prevent or redress any violations thereof, and prohibit your Detrimental Conduct (without posting a bond or other security). You also acknowledge and agree that the enforcement of these Supplemental Terms by injunction will not prevent you from earning a livelihood.
E.     Right to Offset.
The Company may offset its obligation to make any payment owed to you against amounts due to the Company hereunder, except to the extent such offset is not permitted by law, without the imposition of additional taxes or penalties on you.

F.    At-Will Employment.
Nothing in these Supplemental Terms shall be construed as changing your status as an employee-at-will of the Company.
G.    Maximum Force of Restrictive Covenants.
Because of the nature of your work for the Company and the breadth of your knowledge of Confidential Information about the Company and its customers, if any portion of these Supplemental Terms shall be held contrary to law or invalid or unenforceable as to one or more periods of time, geographic territories, or areas of business activities, or any part thereof, the

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remaining provisions shall not be affected but shall remain in full force and effect and that any such invalid or unenforceable provision shall be deemed, without further action on the part of any person, modified and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Notwithstanding the foregoing, it is the intent and agreement of you and the Company that these covenants be given the maximum force, effect and application permissible under applicable law.
H.    Governing Law/Successors and Assigns.
These Supplemental Terms shall be governed, interpreted and construed in accordance with the laws of the State of Florida, excluding its conflicts or choice of law principles. The Company’s rights and benefits under these Supplemental Terms shall inure to the benefit of the Company, its subsidiaries and/or controlled affiliates and any successors to any such entity’s business and/or assets, whether by operation of law or otherwise.
I.     Defend Trade Secrets Act Notice.
Pursuant to the Defend Trade Secrets Act of 2016, you understand that you cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Trade Secrets that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You also understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s Trade Secrets to the attorney and the Trade Secret information in the court proceeding, if the individual: (a) files any document containing the Trade Secret under seal, and (b) does not disclose the Trade Secret, except pursuant to a court order.
J.    Prior Programs.
These Supplemental Terms supersede any and all prior “supplemental terms” agreements to which you and the Company are party under the Plan. Specifically, your obligations and the available remedies described under any supplemental terms agreements relating to the Prior Awards will cease to have any effect after the date hereof and the terms hereof shall apply to the Prior Awards and any shares to which such supplemental terms applied. For the avoidance of doubt, in the event that you have entered into any supplemental terms for the Prior Awards and then forfeit or otherwise become ineligible for the 2023 Award or any Award Shares issued thereunder, your obligations under these Supplemental Terms shall continue in full force and effect with respect to your Prior Awards and any Award Shares issued thereunder, rather than any prior supplemental terms, which are superseded hereby. Notwithstanding the foregoing or anything else contained in these Supplemental Terms, these Supplemental Terms do not in any way modify, amend, supersede or replace other existing agreements you may have entered into with the Company, including those relating to the ownership of intellectual property, protection of confidential information, and non-competition, if any, and all such agreements are hereby ratified and confirmed.

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Key Employee Acknowledgment:
I have access to the Plan and have received a copy the terms of the 2023 Award and these Supplemental Terms and hereby acknowledge that, in addition to such remedies as otherwise may be available to the Company, I may be required to return or forfeit the right to receive my Award Shares, including certain Prior Awards under the Plan, should I engage in Detrimental Conduct.
KEY EMPLOYEE

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Print Name

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Signature

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Date

FOR THE COMPANY:

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Jay Posze
Chief Administrative Officer and
SVP, Human Resources

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Date

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Annex A to the Supplemental Terms
For purposes of these Supplemental Terms, the following terms have the indicated meaning:
“Applicable Clawback Amount” means, during the most recent twelve (12) months of your employment with the Company:
(i)with respect to Award Shares received by you, in the case of shares of stock, (x) the return of all Award Shares received and continued to be held by you, less any Award Shares you have previously sold to pay taxes on such award, plus (y) if some or all of such Award Shares have been sold by you (exclusive of the amount sold to pay taxes on such reward), an amount equal to (a) the number of Award Shares you have sold (exclusive of the amount sold to pay taxes on such award) multiplied by the selling price per share (and, only in the case of the “buy and hold” exercise of an option awarded under the Plan, less the option strike price), plus (b) the Associated Return, and
(ii)in the case of cash received by you as a result of the “cashless” exercise of options awarded under the Plan, an amount equal to the cash actually received by you before taxes in respect of the options exercised;
provided, however, that the cash amounts described in (i)(y) and (ii) above shall be reduced, irrespective of any lesser amount of taxes actually withheld by the Company, by using a maximum assumed aggregate tax rate of forty percent (40%).
“Associated Return” means a cash payment to be made by you to the Company equal to all dividends, dividend equivalents and interest paid or payable by the Company in respect of the Award Shares through the date of your payment in full of the Applicable Clawback Amount.
“Award” means the 2023 Award and the Prior Awards, collectively.
“Award Shares” means any and all shares of common stock or cash to which you may become entitled upon the vesting, exercise or settlement of the 2023 Award or the Prior Awards, as applicable.
“Company” means Rayonier Advanced Materials Inc. and shall include its subsidiaries and controlled affiliates and any successors to any such entity’s business and/or assets, whether by operation of law or otherwise.
“Confidential Information” means confidential information, including Trade Secrets, about the Company’s strategic business plans, operations, manufacturing processes, research and development projects, product pricing, costs and margins, purchasing, customer and supplier relationships, customer retention strategies, preferences and contracts, strategies and plans for servicing customers, experimental and new products, inventions, and other similar nonpublic information that provides a competitive advantage to the Company.
“Prior Awards” means awards, if any, made to you under the 2013 Rayonier Inc. Equity Incentive Award Program, 2014 Rayonier Advanced Materials Equity Incentive Program, 2015 Rayonier Advanced Materials Equity Incentive Program, 2016 Rayonier Advanced Materials Equity Incentive Program, 2017 Rayonier Advanced Materials Equity Incentive Program, 2018 Rayonier Advanced Materials Equity Incentive Program, 2019 Rayonier Advanced Materials Equity Incentive Program, 2020 Rayonier Advanced Materials Equity Incentive Program, 2021 Rayonier Advanced Materials Equity Incentive Program and any outstanding awards of options or restricted stock that are unvested as of the date of these Supplemental Terms, other than the 2023 Award.
“Trade Secrets” means all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas,

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designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing.